SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2012

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 25, 2012, Achillion Pharmaceuticals, Inc. (the “Company”), entered into a letter agreement (the “Agreement”) with Dr. Elizabeth A. Olek, the former Senior Vice President and Chief Medical Officer of the Company, in connection with Dr. Olek’s previously announced resignation from the Company. Pursuant to the Agreement, the Company will continue to pay Dr. Olek’s current base salary through December 31, 2012. In addition, if Dr. Olek has not secured employment with another organization by December 31, 2012, the Company will continue to pay Dr. Olek’s base salary through the earlier of June 18, 2013, or the date Dr. Olek commences employment. The Company will also continue to pay the Company portion of Dr. Olek’s COBRA coverage through the earlier of June 19, 2013, or the date Dr. Olek obtains comparable health insurance through another plan.

Dr. Olek will continue to be subject to a Non-Competition and Non-Solicitation Agreement and a Non-Disclosure and Assignment of Inventions Agreement pursuant to the terms of such agreements. Further, Dr. Olek agreed to waive the right to assert any and all forms of legal claims of any kind whatsoever, whether known or unknown, against the Company and all other related entities, and its and their present and former directors, officers, partners, employees, trustees, agents, successors and assigns, arising through the date of execution of the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Letter Agreement by and between Dr. Elizabeth A. Olek and Achillion Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: June 28, 2012	By:	/s/ Mary Kay Fenton

Mary Kay Fenton

Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Letter Agreement by and between Dr. Elizabeth A. Olek and Achillion Pharmaceuticals, Inc.